Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-170656) of Graymark Healthcare, Inc. of our report dated March 28, 2011, with respect to the consolidated financial statements of Graymark Healthcare, Inc. as of and for the years ended December 31, 2010 and 2009, which appears in this Form 10-K.
/s/ Eide Bailly LLP
Greenwood Village, Colorado
March 30, 2011